Exhibit 5.2

To:	Allen & Overy LLP One Bishops Square
WPP Finance (UK)	London E1 6AD United Kingdom
27 Farm Street
London	Tel +44 (0)20 3088 0000
W1J 5RJ	Fax +44 (0)20 3088 0088

WPP plc

6 Ely Place

Dublin 2

Ireland

WPP Air 1 Limited

6 Ely Place

Dublin 2

Ireland

WPP 2005 Limited

27 Farm Street

London

W1J 5RJ

WPP 2008 Limited

27 Farm Street

London

W1J 5RJ

Our Ref: MCTH/LOUC/16432-00510 ICM:8552298.5

3 June 2008

Dear Sirs,

We have acted as legal advisers to WPP Finance (UK) (the Issuer) and WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited (the Guarantors) as to English law in connection with the registration under the U.S. Securities Act of 1933, as amended (the Securities Act) of an indeterminate amount of debt securities from time to time at indeterminate prices (the Notes, which term shall also include the Global Notes (as defined below) except where the context otherwise requires). The Notes will be fully and unconditionally guaranteed by the Guarantors pursuant to guarantees (the Guarantees, and in each case a Guarantee which, together with the Notes, are referred to as the Securities). Unless otherwise provided in any prospectus supplement forming a part of the Registration Statement (as defined below) relating to a particular series of debt securities, the Securities are to be issued under and governed by a base indenture (the Base Indenture) among the Issuer, the Guarantors and Wilmington Trust as trustee (the Trustee).

We understand that each series of Notes will be represented by a global Note in fully registered form, without coupons, which will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, The Depository Trust Company (DTC) in New York, for the accounts of its participants (the Global Notes).

We have examined copies of:

(a)	the Memorandum and Articles of Association of the Issuer, certified as being those now in force;

(b)	the Memorandum and Articles of Association of each of WPP 2008 Limited and WPP 2005 Limited, certified as being those now in force;

(c)	a certified copy of the minutes of a meeting of the Board of Directors of the Issuer passed on 26 May 2009 ;

(d)	a certified copy of the minutes of a meeting of the Board of Directors of WPP 2008 Limited passed on 26 May 2009;

(e)	a certified copy of the minutes of a meeting of the Board of Directors of WPP 2005 Limited passed on 26 May 2009;

(f)	a certificate from a director of the Issuer as to, inter alia, the resolutions passed at meetings referred to in (c) above and to the effect that there will be no contravention of any borrowing limit to which the Issuer is subject as a result of the issue of the Notes by the Issuer;

(g)	a certificate from a director of WPP 2008 Limited as to, inter alia, the resolutions passed at meetings referred to in (d) above and to the effect that there will be no contravention of any borrowing limit to which WPP 2008 Limited is subject as a result of the issue of the Notes and the giving of the Guarantees in respect of the Notes by the Guarantors;

(h)	a certificate from a director of WPP 2005 Limited as to, inter alia, the resolutions passed at meetings referred to in (e) above and to the effect that there will be no contravention of any borrowing limit to which WPP 2005 Limited is subject as a result of the issue of the Notes and the giving of the Guarantees in respect of the Notes by the Guarantors;

(i)	the final registration statement relating to the Notes and the Guarantees (the Registration Statement) dated 3 June 2009;

(j)	the form of Base Indenture as set out in Exhibit 4.1 to the Registration Statement;

(k)	the Preliminary Prospectus dated 3 June 2009;

(l)	the form of the Global Notes as set out in the Base Indenture; and

(m)	the documents specified in the schedule to this letter (the English Debt Documents).

Our opinion is confined solely to English law.

The Base Indenture and the Securities are expressed to be governed by the laws of the State of New York. We have made no investigation of such laws and do not express or imply any opinion on such laws. In addition, we have assumed that, so far as the laws of the State of New York and US securities laws are concerned, the Base Indenture and the Securities constitute legal, valid and binding obligations of the Issuer and the Guarantors and that such laws do not qualify or affect our opinion as set out below.

We have also assumed (with your agreement) that:

(a)	insofar as any obligation falls to be performed in any jurisdiction outside England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(b)	all signatures on the executed documents which, or copies (including whether photocopies, certified copies facsimile copies or electronic copies) of which, we have examined are genuine and that such copies confirm to the original documents executed;

(c)	each of the parties to the Base Indenture, other than the Issuer, WPP 2008 Limited and WPP 2005 Limited, is able lawfully to enter into such Base Indenture;

(d)	the execution and delivery of the Base Indenture have been duly authorised by each of the parties thereto, other than the Issuer, WPP 2008 Limited and WPP 2005 Limited, and that the Base Indenture will be duly executed and delivered by each of the parties thereto substantially in the form examined by us;

(e)	each of the parties to the Base Indenture who is carrying on, or purporting to carry on, any regulated activity in the United Kingdom is an authorised person permitted to carry on that relevant regulated activity or an exempt person in respect of that regulated activity under the Financial Services and Markets Act 2000 (the FSMA) and the Base Indenture will not be entered into in consequence of a communication made in breach of section 21(1) of the FSMA;

(f)	the Notes of each tranche will have been duly prepared and completed in accordance with the provisions and arrangements contained or described in the Base Indenture and will be in the form of the Global Notes as provided for and set out in the Base Indenture;

(g)	the Memorandum and Articles of Association of the Issuer, WPP 2008 Limited and WPP 2005 Limited which we have examined are those in force and the resolutions of the Boards of Directors of the Issuer and the resolutions of the Board of Directors of WPP 2008 Limited and WPP 2005 Limited which we have examined were passed at meetings duly convened and held, have not been amended, rescinded, modified or revoked and are in full force and effect and the certifications referred to in (a) to (h) above are true and accurate;

(h)	neither the issue of the Notes nor the giving of the Guarantees will cause any limit on borrowings to which any of the Issuer, WPP 2008 Limited or WPP 2005 Limited is subject to be exceeded;

(i)	the absence of any other arrangements between any of the parties to the Base Indenture, the Securities or the English Debt Documents which modify or supersede any of their terms;

(j)	the Issuer is not an authorised person or exempt person in relation to the regulated activity of accepting deposits under FSMA;

(k)	the Issuer is resident in the United Kingdom for United Kingdom tax purposes and is resident nowhere else;

(l)	no request will be made to admit any Note to trading on a regulated market situated or operating in the United Kingdom;

(m)	no steps have been, or will be, taken to have the Registration Statement treated as an approved prospectus under section 87H of the FSMA;

(n)	having had regard to all matters they considered relevant (including those set out in section 172 of the Companies Act 2006), the Directors each of WPP 2005 Limited and WPP 2008 Limited considered that the giving of the relevant Guarantees would promote the success of WPP 2008 Limited or, as the case may be, WPP 2005 Limited for the benefit of its members as a whole; and

(o)	all documents presented to us as originals are true and accurate and all documents submitted to us as copies (including faxed copies) conform with the originals and that any documents in draft form which we have examined for the purposes hereof will not change when in final form in such a way as could affect our opinion herein.

On the basis of the foregoing, and having regard to such legal considerations as we deem relevant and subject as set out below, we are of the opinion that:

1.	The issue of the Notes has been duly authorised by the Issuer and, so far as English law is concerned, when (a) the Registration Statement has become effective under the Securities Act, (b) the Base Indenture has been duly executed and delivered by the parties thereto and (c) the Notes have been duly executed and authenticated in accordance with the Base Indenture and delivered in the manner provided in the Base Indenture, there is no reason why the obligations assumed by the Issuer under the Notes should not constitute the legal, valid, binding and enforceable obligations of the Issuer.

2.	The giving of the Guarantees has been duly authorised by WPP 2008 Limited and WPP 2005 Limited and, so far as English law is concerned, when (a) the Registration Statement has become effective under the Securities Act, (b) the Base Indenture has been duly executed and delivered by the parties thereto and (c) the Guarantees have been duly executed in accordance with the Base Indenture, there is no reason why the obligations assumed by WPP 2008 Limited and WPP 2005 Limited under the Guarantees should not constitute the legal, valid, binding and enforceable obligations of WPP 2008 Limited and WPP 2005 Limited, respectively.

Nothing in this opinion shall be taken as implying that an English court would exercise jurisdiction in any proceedings relating to the Base Indenture or accordingly that any remedy would be available in England for the enforcement of obligations arising under the Base Indenture.

This opinion is subject to the following:

(a)	There could be circumstances in which an English court would not treat as conclusive those certificates and determinations which the Base Indenture or the Securities state are to be so treated.

(b)	Any provision in the Base Indenture which involves an indemnity for the costs of litigation is subject to the discretion of the court to decide whether and to what extent a party to litigation should be awarded the costs incurred by it in connection with the litigation.

(c)	Any provision in any agreement or deed which amounts to an undertaking to assume the liability on account of the absence of payment of stamp duty or an indemnity to pay stamp duty may be void.

(d)	As used in this opinion, the term enforceable means that each obligation or document is of a type and form enforced by the English courts. It is not certain, however, that each obligation or document will be enforced in accordance with its terms in every circumstance, enforcement being subject to, inter alia, the nature of the remedies available in the English courts, the acceptance by such courts of jurisdiction, the power of such courts to stay proceedings, the provisions of the fact that claims may be time-barred or subject to defences of set-off or counterclaim, and other principles of law and equity of general application and all applicable limitations resulting from the laws of bankruptcy, insolvency, liquidation, administration, reorganisation, moratorium, reconstruction or similar laws and general principles of law affecting the rights of creditors generally.

(e)	The Registration Statement has been prepared by the Issuer and the Guarantors, which have accepted responsibility for the information contained therein. We have not investigated or verified the truth or accuracy of the information contained in the Registration Statement, nor have we been responsible for ensuring that no material information has been omitted from it.

(f)	The effectiveness of terms exculpating a party from a liability or duty otherwise owed is limited by law.

(g)	Insofar as any obligation under the Base Indenture or the Securities is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.

(h)	We express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Issuer or the Guarantors under or in respect of the Base Indenture or the Securities.

(i)	Any trust established pursuant to the Base Indenture may be set aside by an English court if at the time of the relevant deposit the Issuer or either WPP 2008 Limited or WPP 2005 Limited is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or becomes unable to pay its debts within the meaning of that section as a consequence of the relevant deposit.

This opinion, which shall be construed in accordance with English law, is given to the Issuer and the Guarantors in connection with the registration under the Securities Act of the Notes.

We consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption ‘Validity of Securities’ in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion is given on the basis of English law in force and applied by English courts at the date of this opinion and on the basis that there has been no amendment to, or termination or replacement of, any of the documents examined by us and no change in any of the facts assumed by us for the purposes of giving this opinion. It is also given on the basis that we have no obligation to notify any addressee of this opinion of any change in English law or its application after the date of this opinion.

Yours faithfully,

/s/ Allen & Overy LLP

SCHEDULE

1.	Terms and Conditions of the €750,000,000 6.625 per cent. Guaranteed Bonds due 2016 of WPP Group plc dated 12 May 2008 as supplemental by the Supplemental Trust Deed dated 14 November 2008.

2.	Terms and Conditions of the €500,000,000 5.25 per cent. Guaranteed Bonds due 2015 £200,000,000 6.375 per cent. Guaranteed Bonds due 2020 of WPP Finance S.A. dated 2 November 2007 as supplemented by the Supplemental Trust Deed dated 14 November 2008.

3.	Terms and Conditions of the £400,000,000 6.0 per cent. Guaranteed Bonds due 2017 of WPP Group plc dated 2 April 2007 as supplemental by the Supplemental Trust Deed dated 14 November 2008.

4.	Terms and Conditions of the €600,000,000 4.375 per cent. Guaranteed Bonds due 2013 of WPP Group plc dated 30 November 2006 as supplemental by the Supplemental Trust Deed dated 14 November 2008.

5.	Terms and Conditions of the £450,000,000 5.75 per cent. Guaranteed Convertible Bonds due 2014 of WPP plc dated 14 May 2009.

6.	U.S.$1,600,000,000 Revolving Credit Facility Agreement (including U.S.$1,400,000,000 Swingline Facility) originally dated 23 August 2005 in favour of WPP Group plc, WPP Finance Co. Limited and WPP Group U. S. Finance Corp as amended and restated by a supplemental agreement dated 17 November 2008.

7.	£650,000,000 Term Facility Agreement originally dated 9 July 2008 in favour of WPP Group plc and WPP Finance Co. Limited as amended and restated by a supplemental agreement dated 17 November 2008.

8.	£600,000,000 Revolving Credit Facility originally dated 9 July 2008 in favour of WPP Group plc and WPP Finance Co. Limited as amended and restated by a supplemental agreement dated 17 November 2008.